EXHIBIT 1

Contacts
Dafna Gruber, CFO                   Carmen Deville
+972 3 645 6252                     +760-517-3188
+760-517-3187
dafna.gruber@alvarion.com     carmen.deville@alvarion.com
-------------------------     ---------------------------

                                                           FOR IMMEDIATE RELEASE


              AMERICATEL PERU TO BUILD WIMAX-READY NETWORK IN LATIN
                     AMERICA USING ALVARION'S BREEZEMAX(TM)


  Americatel Peru to Provide Broadband Data and Voice Services to Corporate and
                               SOHO Users in Lima

                                       ---

TEL AVIV, Israel, August 9, 2005 -- Alvarion Ltd. (NASDAQ:ALVR), the world's leading provider of wireless broadband solutions and specialized mobile networks, today announced the purchase of its premier platform, BreezeMAX(TM) 3500, by Americatel Peru for an initial deployment of a WiMAX-ready broadband network. When the wireless system is deployed, business and SOHO users in Lima will receive high capacity broadband data and voice services.

Americatel Peru, a successful long distance carrier, has been increasing its services to businesses by providing voice and data broadband services. The new wireless network deployment will operate in the 3.5 GHz frequency, thanks to a license conceded to Americatel Peru in the year 2001.

"We are excited about bringing WiMAX services to our subscribers in Lima, especially to business customers who will benefit directly from having broadband data access," said Carlos Lecca, Sales Manager of Americatel Peru. "Alvarion's BreezeMAX system complements our existing wireline infrastructure and will enable us to reach every potential subscriber. We are looking forward to working together with Alvarion, the WiMAX leader, as we grow our network."

Alvarion's WiMAX-ready, BreezeMAX is an OFDM platform with advanced non-line-of-sight (NLOS) functionality designed for operators to offer broadband IP-based data and voice services. Its carrier-class design supports broadband speeds and quality of service (QoS) to enable carriers to offer multi-services to thousands of subscribers in a single cell. BreezeMAX networks are already installed in more than 30 countries worldwide.

"Americatel has now joined the growing ranks of world class carriers introducing WiMAX services to their customers," said Zvi Slonimsky, CEO of Alvarion. "BreezeMAX has rapidly become the WiMAX-ready platform of choice, as evidenced by its installation in all parts of the world. We expect our WiMAX deployments to accelerate as more carriers and end users become aware of the potential benefits of this technology in terms of economics, capacity, and features, such as toll quality, voice services."

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About Americatel Peru
---------------------

Americatel, operates in Peru since 2002, and has revolutionized the long distance market with the launch of its carrier 19-77, reaching 30% market share after three months from start.The main goal of Americatel Peru is to satisfy the needs of its customers, having that goal in mind has expanded its product line in Peru to include Long Distance, Internet Services, Fixed Line Telephony and Data. With these additional services Americatel Peru reconfirms its promise of being the absolute best option for key telecommunications services for business, and for the households of Peru.

About Alvarion
--------------

With more than 2 million units deployed in 130 countries, Alvarion is the worldwide leader in wireless broadband providing systems to carriers, ISPs and private network operators, and also in extending coverage of GSM and CDMA mobile networks to developing countries and other hard to serve areas.

Leading the WiMAX revolution, Alvarion has the most extensive deployments and proven product portfolio in the industry covering the full range of frequency bands with both fixed and mobile solutions. Alvarion's products enable the delivery of business and residential broadband access, corporate VPNs, toll quality telephony, mobile base station feeding, hotspot coverage extension, community interconnection, public safety communications, and mobile voice and data. Alvarion works with several global OEM providers and more than 200 local partners to support its diverse global customer base in solving their last-mile challenges.

As a wireless broadband pioneer, Alvarion has been driving and delivering innovations for more than ten years from core technology developments to creating and promoting industry standards. Leveraging its key roles in the IEEE and HiperMAN standards committees and experience in deploying OFDM-based systems, the Company's prominent work in the WiMAX Forum is focused on increasing widespread adoption of standards-based products in the wireless broadband market and leading the entire industry to mobile WiMAX solutions. For more information, visit Alvarion's World Wide Web site at www.alvarion.com

This press release contains forward -looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Alvarion's management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward -looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: inability to further identify, develop and achieve success for new products, services and technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; as well as the in ability to establish and maintain relationships with commerce, advertising, marketing, and technology providers and other risks detailed from time to time in filings with the Securities and Exchange Commission.

Information set forth in this press release pertaining to third parties has not been independently verified by Alvarion and is based solely on publicly available information or on information provided to Alvarion by such third parties for inclusion in this press release. The web sites appearing in this press release are not and will not be included or incorporated by reference in any filing made by Alvarion with the Securities and Exchange Commission, which this press release will be a part of.


You may request Alvarion's future press releases or a complete Investor Kit by contacting Carmen Deville, Investor Relations: carmen.deville@alvarion.com or +1-650.314.2653.